Exhibit 99.1

Investor Contact:	Media Contact:
Mark Melnyk	Lauren George
407-613-3327	407-613-8431
mark.melnyk@hgv.com	lauren.george@hgv.com

FOR IMMEDIATE RELEASE

Hilton Grand Vacations Appoints
Mike Riley as EVP, Chief Sales & Marketing Officer

ORLANDO, Fla. (Oct. 29, 2026) — Hilton Grand Vacations Inc. (NYSE:HGV) (“HGV” or “the Company”), the premier vacation ownership and experiences company, today announced the promotion of Mike Riley to EVP, chief sales & marketing officer effective as of Oct. 29, 2026. Riley succeeds Dusty Tonkin, who will be leaving the Company effective April 1, 2027, after a transition period.

Riley is a proven leader with more than 25 years of industry experience, including 15 years with HGV. Since joining the company in 2012, he has held a series of progressive leadership roles across the organization, building a strong history of driving growth and sales performance. Most recently, as senior vice president of sales, Riley oversaw several of HGV’s largest and highest-performing markets and played a key role in advancing the Company’s new buyer growth strategy.

“Mike has a strong track record of results, building high-performing teams and delivering consistent execution,” said Mark Wang, CEO of Hilton Grand Vacations. “With a deep understanding of our business, culture and long-term strategy, Mike is exceptionally well positioned to lead our sales teams into the next chapter.”

Wang continued, “I would also like to thank Dusty for his contributions to HGV. We appreciate his service to the Company and wish him the best.”

About Hilton Grand Vacations Inc.
Hilton Grand Vacations Inc. (NYSE:HGV) is recognized as a leading global timeshare company and is the exclusive vacation ownership partner of Hilton. With headquarters in Orlando, Florida, Hilton Grand Vacations develops, markets, and operates a system of brand-name, high-quality vacation ownership resorts in select vacation destinations. Hilton Grand Vacations has a reputation for delivering a consistently exceptional standard of service, and unforgettable vacation experiences for guests and approximately 715,000 Club Members. Membership with the Company provides best-in-class programs, exclusive services and maximum flexibility for our Members around the world.

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